EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) between Michael Kors (USA), Inc. (the “Company”) and Krista McDonough (“Executive”) made as of this 1st day of October, 2016.

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the promotion of Executive by the Company.
NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:
1.Term. Executive shall assume her new duties and position with the Company as set forth in paragraph 2 below as of October 1, 2016 (the “Commencement Date”), and her employment shall continue in that capacity through November 1, 2020 (the “Initial Term”), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term”) unless either the Company or Executive gives written notice to the other of the termination of this Agreement at least ninety (90) days in advance of the next successive one-year term. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any Renewal Term shall be at the sole, absolute discretion of the Company or Executive, respectively. The period Executive is actually employed hereunder during the Initial Term and any such Renewal Terms (i.e. the period from the Commencement Date to the earlier of the Termination Date (as defined herein) or the date this Agreement is terminated pursuant to the non-renewal notice referred to above) is referred to herein as the “Term”.
2.Position and Duties. Executive shall be employed during the Term as Senior Vice President, General Counsel and shall be based primarily in New York, New York, working as necessary in the Company’s New Jersey office. Executive shall report directly to the Chief Executive Officer of the Company. Executive shall perform such duties and services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Chief Executive Officer of the Company or the Board of Directors of the Company. Except for vacation, holiday, personal and sick days in accordance with this Agreement and the Company’s policies for comparable senior executives, Executive shall devote her full business time during the Term to providing services to the Company and its affiliates. Executive shall maintain a primary residence in the New York City metropolitan area during the Term.
3.Compensation.
(a)Base Salary. Executive’s base salary (the “Base Salary”) during the Term shall be at the rate of $400,000.00 per year. The Base Salary shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company.

(b)Periodic Review of Compensation. On an annual basis during the Term, but without any obligation to increase or otherwise change the compensation provisions of this Agreement, the Company agrees to undertake a review of the performance by Executive of her duties under this Agreement and of the efforts that she has undertaken for and on behalf of the Company.
(c)Annual Bonus.
(i)With respect to each full fiscal year of the Company during the Term, Executive shall be eligible to receive a cash bonus (the “Bonus”) based on a percentage of Executive’s then current Base Salary (with the incentive levels set at 25% target – 37.5% stretch – 50% maximum), in accordance with, and subject to, the terms and conditions of the Company’s then existing executive bonus plan (the “Bonus Plan”). The Bonus shall be 70% based on the achievement of divisional performance targets and 30% based on the achievement of overall corporate performance targets (in each case based on criteria established by the Michael Kors Holdings Limited Board of Directors (or appropriate committee thereof) at the beginning of each fiscal year), shall be determined annually at the same time bonuses are determined for comparable senior executives of the Company in accordance with the Bonus Plan, and shall be payable at the same time and in the same manner as bonuses are paid to comparable senior executives of the Company. Notwithstanding the effective date of Executive’s promotion hereunder, any Bonus due with respect to the Company’s fiscal year 2017 shall be calculated as though her Base Salary as set forth in paragraph 3(a) hereof and incentive levels as set forth in this paragraph 3(c)(i) were effective for the entirety of such fiscal year.
(ii)During the Term, the targets and performance goals, including, without limitation, the extent to which they will be based on corporate performance, divisional performance or other criteria consistent with the terms and conditions of the Bonus Plan, shall be established annually by the Michael Kors Holdings Limited Board of Directors (or appropriate committee thereof) in accordance with the Bonus Plan.
(d)Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, life insurance, disability insurance and 401(k), that the Company provides generally to comparable senior executives in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.

(e)Travel/Expense Reimbursement. During the Term, the Company shall reimburse Executive for the ordinary and necessary business expenses incurred by her in the performance of her duties in accordance with the Company’s policies and procedures. To the extent Executive travels in connection with her duties hereunder, the Company agrees to pay the cost of such travel or to reimburse Executive if she has incurred any such costs, it being understood and agreed that (i) all air travel shall be in coach class except for flights over 5 hours and (ii) such costs shall otherwise be incurred in accordance with the Company’s policies and procedures. The Company shall reimburse Executive for all other ordinary and necessary business expenses incurred by her in the performance of her duties in accordance with the Company’s policies and procedures.
(f)Equity-Based Compensation.
(i)Equity-Based Awards. Executive shall be eligible for share option awards, restricted share awards and other equity-based awards under the equity incentive plan generally applicable to eligible employees of the Company (currently the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan) (the “Equity Incentive Plan”), in accordance with, and subject to, the terms and conditions of the Equity Incentive Plan as the same may be amended or modified by Michael Kors Holdings Limited or its subsidiaries from time to time in their sole discretion and the applicable equity award agreement. On the first business day of the month following the Commencement Date, Executive shall receive an equity grant valued at approximately $300,000 in accordance with, and subject to, the terms and conditions of the Equity Incentive Plan. Such equity grant shall be comprised 100% of restricted stock units.
(ii)Effect of Termination. Except in the case of the termination of Executive for Cause, in which case any restricted shares or restricted share units granted to Executive under the Equity Plan shall be forfeited and any share options granted to Executive under the Equity Plan shall immediately terminate (whether or not vested and/or exercisable), any such equity awards of Executive that have become vested and/or exercisable prior to the last day Executive is employed by the Company (the “Termination Date”) shall remain vested and/or exercisable after the Termination Date in accordance with, and subject to, the terms and conditions of the Equity Incentive Plan and/or any applicable equity award agreement.
(g)Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.
(h)Vacations. Executive shall be entitled to a total of four (4) weeks of paid vacation during each calendar year during the Term (which shall accrue in accordance with the Company's vacation policy); provided, however, that such vacations shall be taken by Executive at such times as will not interfere with the performance by Executive of her duties hereunder.

4.Termination of Employment.
(a)Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon her death. The Company may terminate Executive’s employment under this Agreement if Executive is unable to perform substantially all of the duties required by her hereunder due to illness or incapacity for a period of at least ninety (90) days (whether or not consecutive) in any period of three hundred and sixty five (365) consecutive days.
(b)Cause. The Company may terminate Executive’s employment under this Agreement at any time with Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) a material breach by Executive of her obligations under this Agreement that Executive has failed to cure within thirty (30) days following written notice of such breach from the Company to Executive; (ii) insubordination or a refusal by Executive to perform her duties under this Agreement that continues for at least five (5) days after written notice from the Company to Executive; (iii) Executive’s misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees; (iv) the commission by Executive of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (v) the possession or use by Executive of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive’s ability to perform her duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.
(c)Executive Termination Without Good Reason. Executive agrees that she shall not terminate her employment for any reason other than Good Reason without giving the Company at least four (4) week’s prior written notice of the effective date of such termination. Executive acknowledges that the Company retains the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company elects to waive the notice requirement, in whole or in part, the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 5(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 4(c), the Termination Date shall be the last day of the four (4) week notice period, unless the Company elects to waive the notice requirement as set forth herein.

5.Consequences of Termination or Breach.
(a)Death or Disability; Termination for Cause or Without Good Reason. If, during the Term, Executive’s employment under this Agreement is terminated under Section 4(a) or 4(b) or as a result of the Company or Executive giving a non-renewal notice pursuant to Section 1, or Executive terminates her employment for any reason other than for Good Reason, Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date, (ii) reimbursement of any expenses pursuant to Section 3(e) incurred prior to the Termination Date and (iii) vested equity in accordance with Section 3(f)(ii). For purposes of this Agreement, “Good Reason” means a material breach by the Company of its obligations under this Agreement that it has failed to cure within thirty (30) days following written notice of such breach from Executive to the Company.
(b)Termination Without Cause or With Good Reason. If, during the Term, Executive’s employment under this Agreement is terminated by the Company without Cause (the Company shall have the right to terminate with or without Cause at any time during the Term) and other than under Section 4(a) or as a result of the Company giving a non-renewal notice pursuant to Section 1, or Executive terminates her employment for Good Reason, the sole obligations of the Company to Executive shall be (i) to make the payments described in clauses (i) through (iii) (inclusive) of Section 5(a), and (ii) subject to Executive providing the Company with the release and separation agreement described below, to provide continuation of Executive’s then current Base Salary and medical, dental and insurance benefits by the Company for a one (1) year period commencing with the Termination Date, which amount shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company and shall be offset by any compensation and benefits that Executive receives from other employment (including self-employment) during such payment period. Executive agrees to promptly notify the Company upon her obtaining other employment or commencing self-employment during the severance period and to provide the Company with complete information regarding her compensation thereunder. The Company’s obligations to provide the payments referred to in this Section 5(b) shall be contingent upon (A) Executive having delivered to the Company a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company and its affiliates and their respective directors, officers, employees, agents and representatives satisfactory in form and content to the Company, and (B) Executive’s continued compliance with her obligations under Section 6 of this Agreement. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, (1) Executive’s sole remedy shall be to receive the payments specified in this Section 5(b) and (2) if Executive does not execute the separation agreement and release described above, Executive shall have no remedy with respect to such termination.

6.Certain Covenants and Representations.
(a)Confidentiality. Executive acknowledges that in the course of her employment by the Company, Executive will receive and or be in possession of confidential information of the Company and its affiliates, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, licensees, computer programs and software, and personal information regarding the Company’s personnel (collectively, “Confidential Information”). Confidential Information shall not include information that is: (i) generally known or available to the public or in Executive’s possession prior to discussions relating to employment with the Company; (ii) independently known, obtained, conceived or developed by Executive without access to or knowledge of related information provided by the Company or obtained in connection with Executive’s efforts on behalf of the Company, (iii) used or disclosed with the prior written approval of the Company or (iv) made available by the Company to the public. Executive agrees that she will not, without the prior written consent of the Company, during the Term or thereafter, disclose or make use of any Confidential Information, except as may be required by law or in the course of Executive’s employment hereunder or in order to enforce her rights under this Agreement. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all Confidential Information and property of the Company in Executive’s possession.
(b)No Hiring. During the two-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its affiliates within the one (1) year period immediately preceding such employment or retention.
(c)Non-Disparagement. During the Term and thereafter, Executive agrees not to disparage the Company or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons, and the Company likewise agrees not to disparage Executive.
(d)Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Executive now or hereafter during the Term may own, acquire or develop either individually or with others relating to the fields in which the Company or any of its affiliates may then be engaged or contemplate being engaged shall belong to the Company or such affiliate and forthwith upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the

Company may reasonably request in order to assign to and vest in the Company or its affiliates all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of the Company and its affiliates and that the Company and its affiliates shall have all rights therein in perpetuity throughout the world and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to the Company and its affiliates all worldwide right, title and interest in and to such works. Executive hereby appoints any officer of the Company as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason the Company does not own any Such Invention, the Company and its affiliates shall have the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.
(e)Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 6 are reasonable and necessary for the protection of the Company and its affiliates, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its affiliates, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.
7.Miscellaneous.
(a)Representations. The Company and Executive each represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms. In addition, Executive represents and warrants that the entering into and performance of this Agreement by her will not be in violation of any other agreement to which Executive is a party and Executive agrees to be strictly liable to the Company and any third-party for any breach of the foregoing representation and warranty.
(b)Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by email, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive or to the Company at the addresses set forth below or at such other address as Executive or the Company may specify by notice to the other:

To the Company:
Michael Kors (USA), Inc.
11 West 42nd Street
New York, NY 10036
Attention: Chief Executive Officer
Fax Number: 646.354.4988

With a copy to:

Michael Kors (USA), Inc.
11 West 42nd Street
New York, NY 10036
Attention: SVP, CHRO
Fax Number: 212.894.0571

To Executive:

Krista McDonough
[Intentionally Omitted]

(c)Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter. This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.
(d)Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.
(e)Assignment. Except as otherwise provided in this Section 7(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to its affiliates; provided, however, that any assignment by the Company shall not, without the written consent of Executive, relieve the Company of its obligations hereunder.
(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
(g)Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(h)Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles.
(i)Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 6 hereof, the Company shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.
MICHAEL KORS (USA), INC.

By: /s/ John D. Idol
__________________________
Name: John D. Idol
Title: Chairman & CEO

/s/ Krista McDonough
Krista McDonough

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